Exhibit 4.2
STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into and effective as of February 5, 2009, by and among (i) SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC., a Nevada corporation (the “Company”), (ii) LAIWANG ZHANG (“Chairman Zhang”), (iii) DONGDON LIN (“Ms. Lin”), XINGYUAN LI (“Li”), JUNZHEN ZHANG (“J. Zhang”), XIANGSHENG KONG (“Kong”), WEIDONG CHAI (“Chai”), LAIWANG ZHANG (“L. Zhang”), FANJUN WU (“Wu”) and (iv) WILD FLAVORS, INC., a Delaware corporation (“Wild”).

RECITALS

WHEREAS, the Company desires to have Wild acquire an interest in the Company’s stock.

WHEREAS, Chairman Zhang, Ms. Lin, Li, J. Zhang, Kong, Chai, L. Zhang, and Wu (collectively referred to as the “Existing Sunwin Shareholders”) directly and indirectly own or control approximately 34.12% of the voting securities of the Company prior to the sale of shares to Wild pursuant to the Securities Purchase Agreement (the “Purchase Agreement”) dated as of February 5, 2009.

WHEREAS, Wild and the Company have therefore entered into the Purchase Agreement pursuant to which, among other things, the Company sells to Wild, and Wild purchases from the Company, a certain amount of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company.

WHEREAS, it is a condition to the transactions contemplated by the Purchase Agreement that this Agreement be executed on the terms and conditions as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.           Board of Directors.

(a)           While this Agreement is in effect, Wild and the Existing Sunwin Shareholders agree to vote or cause to be voted all of the voting securities over they have direct or indirect voting control, whether of record or through beneficial ownership or otherwise, and shall take all other necessary or desirable actions within their control, at a meeting of the Company’s stockholders to be called and held following the date hereof (including any adjournment or postponement thereof), at any other meeting of the Company’s shareholders, and in connection with every action or approval by written consent of the Company, and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings) and to not take any actions contrary to the intent of this Agreement, so that:

(i)           the authorized number of directors on the Company’s board of directors (the “Board”) shall equal five directors;

(ii)           two representatives designated by Wild (the “Wild Directors”) be elected to the Board;

(iii)           three representatives designated by Existing Sunwin Shareholders  (the “Sunwin Directors”) be elected to the Board;

(iv)           any of the directors designated and elected pursuant to Section 1(a)(ii) and (iii) above (the “Designated Directors”) be re-elected and continue to serve on the Board throughout the term of this Agreement and may only be removed from the Board (with or without cause) upon the written request of the party or parties, as applicable, that designated the respective Designated Director; and

(v)           in the event that any of the Designated Directors for any reason ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board be filled by a representative designated by the party or parties, as applicable that designated the parting Designated Director.

(b)           Wild and the Existing Sunwin Shareholders will take all necessary and reasonable steps to cause the appointment and election of the Wild Directors and the Sunwin Directors within 30 days of the date of this Agreement.

(c)           The Company shall pay all out-of-pocket expenses incurred by each of the Wild Directors and Sunwin Directors in connection with attending regular and special meetings of the Board and any committee thereof.

(d)           If the parties entitled to designate a representative fail to fill a directorship pursuant to the terms of this Section 1, the election of a person to such directorship shall be accomplished in accordance with the Company’s bylaws and applicable law; provided that the parties shall take all necessary actions to remove such individual if the party or parties which failed (and are otherwise entitled) to designate such a representative so directs.

2.           Term of Agreement.  This Agreement shall terminate and be of no further force and effect upon the date that Wild ceases to own a minimum of 4,000,000 shares of Common Stock of the Company.

3.           Amendment and Waiver.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the parties hereto unless such modification, amendment or waiver is approved in writing by each of the parties.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

4.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.           Entire Agreement.  Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

6.           Counterparts.  This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

7.           Remedies.  Wild shall be entitled to enforce its rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that Wild may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

8.           Notices.  Any notice provided for in connection with this Agreement shall be in writing and shall be either personally delivered, mailed first class mail (postage prepaid), transmitted via facsimile or sent by reputable overnight courier service (charges prepaid) to the addresses or facsimile numbers set forth below:

If to the Company or Chairman Zhang:

Sunwin International Neutraceuticals, Inc.
Attention:  Dongdong Lin, CEO
6 Shengwang Avenue
Qufu, Shandong, China 273100
Telecopy No. (86)537-4413350

With copies to:

James Schnieder, Esq.
Schneider Weinberger & Beilly LLP
2200 Corporate Blvd, Suite 210
Boca Raton, FL  33431
Telecopy No. 561.362.9612

If to Wild:

Wild Flavors, Inc.
Attention: Kevin Gavin
1261 Pacific Avenue
Erlanger, Kentucky 41018
Telecopy No. 859.342.3607

With copies to:

Frost Brown Todd LLC
Attention: Kevin L. Cooney, Esq.
201 East 5th Street
Suite 2200
Cincinnati, Ohio 45202
Telecopy No. 513.651.6981

Notices will be deemed to have been given hereunder when delivered personally, three (3) days after deposit in the U.S. mail, upon transmittal via facsimile and one (1) day after deposit with a reputable overnight courier service.

9.           Governing Law, Forum and Venue.  This Agreement shall be deemed to be a contract made under the laws of the State of Nevada. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the Southern District of Ohio or the state courts of the Commonwealth of Kentucky sitting in the County of Kenton in connection with any dispute arising in connection with or under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

10.           Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. The parties hereto each agree that any and all such claims and causes of action shall be tried by a court trial without a jury.  Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

11.           Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[Signature page follows immediately.]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the day and year first above written.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.

/s/ Fanjun Wu	By: /s/ Dongdong Lin
Fanjun Wu	Name: Dondong Lin
Its: Chief Executive Officer
/s/ Xingyuan Li
Xingyuan Li
/s/ Dongdong Lin
/s/ Junzhen Zhang	MS. DONGDONG LIN
Junzhen Zhang
/s/ Laiwang Zhang
/s/ Xiangsheng Kong	MR. LAIWANG ZHANG
Xiangsheng Kong

/s/ Weidong Chai
Weidong Chai	WILD FLAVORS, INC.

By: /s/ Kevin Gavin
Name: Kevin Gavin
Its: Chief Operating Officer

Sunwin International Neutraceuticals, Inc.
Stockholders Agreement
Signature Page